Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS ANNOUNCES PARTIAL PARTNERSHIP DISTRIBUTION

Jacksonville, Fla. (January 20, 2009) — Regency Centers Corporation announced today that it and its joint venture partner Macquarie Countrywide Trust (MCW) have agreed to dissolve two of their initial co-investment entities.

As a result of the dissolution, the portfolio assets are distributed as 100% ownership interests to MCW and Regency after a selection process as provided for by the terms in the original partnership agreement. The process allows a one-for-one selection rotation, with Regency selecting first, until the value of the properties selected, as determined by appraisal, equals Regency’s existing ownership interest. Also, the dissolution of the entities results in an additional distribution and liquidation management fee payable to Regency expected to be in the range of $11 million to $15 million. This amount will be received by Regency in the form of an increased ownership interest as part of the selection process described above. The dissolution is expected to be completed by the end of March subject to required lender consents for ownership transfer.

MCW and Regency remain partners in three co-investment entities that in total own and operate 123 assets.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At September 30, 2008, the Company owned 443 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 59.3 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 193 shopping centers, including those currently in-process, representing an investment at completion of $3.1 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.